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EXHIBIT 3.2

ORGANIZATIONAL REGULATIONS

dated as of March 9, 2011

of

TE Connectivity Ltd.
(TE Connectivity AG)
(TE Connectivity SA)

a Swiss corporation with its registered office in Schaffhausen, Switzerland

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A    SCOPE AND BASIS

These Organizational Regulations ("Organizational Regulations"; each section of these Organizational Regulations, a "Section") are enacted by the board of directors of TE Connectivity Ltd. (the "Company") pursuant to article 716b of the Swiss Code of Obligations ("CO") and Article 24 of the Company's articles of association (the "Articles of Association"). The corporate governance, internal organization and the duties, powers and responsibilities of the executive bodies of the Company are governed by (i) the Organizational Regulations, (ii) the Board Governance Guidelines, and (iii) the charters of each of the Audit Committee, the Management Development and Compensation Committee, and the Nominating, Governance and Compliance Committee.

B    EXECUTIVE BODIES OF THE COMPANY

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The executive bodies of the Company are:

a)
The board of directors of the Company (the "Board"), consisting of its members (each a "Director");

b)
The chairman of the Board (the "Chairman");

c)
The committees of the Board (the "Committees");

d)
The Chief Executive Officer of the Company (the "CEO"); and

e)
The other officers of the Company (each an "Officer" and together with the CEO, the "Executive Management").

C    THE BOARD OF DIRECTORS

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Constitution:    The Board shall elect a Chairman and may elect a deputy chairman (the "Deputy Chairman") from amongst its members. The Chairman or any Director may also be appointed as the CEO.

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Chairman of the Board:    The directors must elect a Chairman, who must be a Director and shall preside at all meetings of the Board except that in the Chairman's absence the Deputy Chairman shall preside, and in the absence of the Deputy Chairman, the CEO shall preside. In the absence of the Chairman, the Deputy Chairman and the CEO, the directors present shall designate one of their number to preside. The Chairman shall have such additional duties as the Board may assign.

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Deputy Chairman of the Board:    The Deputy Chairman of the Board, if any, shall have such powers and perform such duties as may be prescribed by the Board. In the Chairman's absence, the Deputy Chairman shall preside at all meetings of the Board.

6
Powers and Duties General:    The Board is entrusted with the ultimate management of the Company, the overall supervision of subsidiaries of the Company and the supervision and control of management. The Board shall exercise its functions as required by law, the Articles of Association and these Organizational Regulations. The Board shall be authorized to pass resolutions on all matters that are not reserved to the general meeting of shareholders or to other executive bodies by applicable law, the Articles of Association or these Organizational Regulations.

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Powers and Duties (non-transferable):    The Board has the following (non-transferable) duties and competences with regard to the Company:

a)
Ultimately manage and direct the Company and issue the necessary directives;

b)
Determine the overall organization and strategy including reviewing and approving management's strategic and business plans;

  c)
  Organize the accounting, the internal control system, the financial controls and financial planning;

  d)
  Appoint and remove the CEO;

  e)
  Appoint and remove the members of the Executive Management;

  f)
  Grant and revoke the power to sign on behalf of the Company;

  g)
  Examine compliance with the legal requirements regarding the appointment, election and the professional qualifications of the auditors of the Company;

  h)
  Ultimately supervise the persons entrusted with management of the Company, in particular with respect to compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives, and monitor management execution of corporate plans and objectives;

  i)
  Perform a risk assessment and provide oversight so as to ensure that appropriate risk management and control procedures are in place and that senior executives take the appropriate steps to manage all major risks;

  j)
  Prepare the business report (including the financial statements) as well as convene the shareholders' meetings, and implement resolutions passed by shareholders where appropriate;

  k)
  Pass resolutions regarding increases in share capital that have been approved by shareholders (art. 651 para. 4 CO), and implement such capital increases and related amendments to the Articles of Association;

  l)
  Propose reorganization measures to the shareholders meeting if half of the Company's share capital is no longer covered by the Company's net assets;

  m)
  Notify the judge (filing for bankruptcy or related matters) in the case of over-indebtedness; and

  n)
  Approve any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets (Vermögensübertragung), to the extent required pursuant to the Swiss Merger Act (Fusionsgesetz).

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Additional Powers and Duties:    The Board has additional powers and duties as set forth in the Company's Board Governance Guidelines.

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Delegation of Management:    The Board of Directors delegates the management of the Company to the CEO and the other members of the Executive Management, except for (a) the non-transferable duties set forth in Section 7 and (b) the duties and competencies retained by the Board according to its delegation of authority.

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Calendar and Agenda:    A calendar of the five regularly scheduled Board meetings as established by the Board and all regularly scheduled Committee meetings is prepared annually by the CEO in consultation with the Chairman, Committee chairs, and all interested Directors. The CEO and the Chairman are responsible for setting meeting agendas with input from the Directors. Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts will be made to make materials available one week in advance, in any event no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meet with, senior managers at any time.

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Calling of Meetings:    The Board meets whenever required by business, a minimum of four times a year. One of these meetings will be scheduled in conjunction with the Company's annual general meeting and Directors are expected to be in attendance at the annual general meeting. Meetings shall be convened by the Secretary or the Chairman or, in their absence, by any other Director.

  Any Director may request that the Chairman convene a meeting as soon as practicable, subject to providing a reason for so requesting a meeting.

Notice of Meetings:    Notice of any meeting stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, e-mail or any other electronic means on not less than twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Items on the agenda shall be set forth in such notice. Any Director may waive any notice required to be given by law or these Organizational Regulations, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director of notice of such meeting. Unless all Directors in attendance at the meeting agree, only business indicated on the agenda may be transacted at any meeting. Furthermore, these formal requirements do not have to be observed if a meeting is only convened in order to record completion of increases in share capital that have been approved by shareholders and related amendments to the Articles of Association.

13
Planning Sessions:    Strategic planning and succession planning sessions are held annually at a regular Board meeting. The succession planning meeting focuses on the development and succession of the CEO and other members of the Executive Management.

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Executive Sessions:    An executive session of independent non-executive Directors, chaired by the Chairman (where the Chairman is an independent Director), is held at each formal meeting of the Board.

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Chairing of Board Meetings:    The Chairman, or in his or her absence, the Deputy Chairman, if any, or, in his or her absence, the CEO (if the CEO is a Director), shall chair the Board meetings. In the absence of the Chairman, Deputy Chairman and CEO, the Directors present at the meeting may choose one of their number to be chairman of the meeting.

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Proposals:    At Board meetings, each Director shall be entitled to submit proposals regarding the items on the agenda. Directors may also submit proposals regarding items on the agenda in writing in advance of the meeting.

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Quorum:    A quorum of the Board shall be constituted when a majority of the Directors are present in person or participate by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, provided that at any meeting duly called, whether or not a quorum is present, a majority of the Directors present may adjourn such meeting from time to time and place to place without notice other than by announcement by the Chairman. At such meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of not less than a majority of the Directors present. A quorum of the Board shall not be required at meetings convened only to record completion of increases in share capital that have been approved by shareholders and related amendments to the Articles of Association.

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Majority Vote:    The Board shall pass its resolutions with the relative majority of the votes cast whereby abstentions shall be disregarded for purposes of establishing the majority. In case of a tie of votes, the Chairman shall not have the casting vote. Directors may not be represented by alternates or other Directors in a meeting of the Board.

Circular Resolutions:    Board resolutions may also be passed by means of written resolutions (circular resolutions), in writing, by facsimile or by a signed copy sent by e-mail, provided that no Director requests, either by phone, facsimile or similar means, deliberation in a meeting, within 5 (five) calendar days after becoming aware of the proposed resolution. Board resolutions by means of written resolutions require the affirmative vote of all of the Directors. Such resolutions may be contained in one document or in several documents in like form, each signed by one or more Directors.

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Non-Physical Meetings:    Board meetings may be held and resolutions may be passed by means of a telephone or video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

Minutes:    All resolutions shall be recorded. The minutes shall be kept by the Secretary or, in his or her absence, any other person designated by the Chairman. The minutes shall be signed by the Chairman and the person keeping the minutes, and must be approved by the Board.

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Reporting:    At every meeting the CEO shall report to the Board of Directors on business developments with respect to the Company. The Board of Directors shall be informed promptly of any extraordinary business developments, which may require notification between Board meetings. If necessary, members of the Executive Management may be invited to attend Board meetings. Directors shall be informed of extraordinary developments as soon as practicable by way of letter, telephone, facsimile and/or e-mail.

23
Right to Request Information and Access:    Each Director is entitled to request information from the Chairman on all Company matters. Each Director is also entitled to access to business documents in the intervals between Board meetings. Such requests shall be addressed in writing to the Chairman of the Board. Directors also have complete and open access to the CEO, the Chief Financial Officer and the General Counsel. Each Director shall have the right to examine the Company's books and records for a purpose reasonably related to his or her position as a Director, and may request from the Chairman authorization to review such books and records. If the Chairman rejects a Director's request to examine the Company's books and records, the Board shall decide on the request.

24
Compensation:    Each Director shall be entitled to receive as compensation for such Director's services as a Director or Committee member or for attendance at meetings of the Board or Committees, or both, such amounts (if any) as shall be fixed from time to time by the Board. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

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The Board may from time to time determine that, all or part of any fees or other compensation payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities (including, without limitation, deferred stock units), on such terms as the Board may determine.

26
The Board may grant special compensation to any Director who, being called upon, shall perform any special or extra services for or at the request of the Company.

27
Directors who are Officers and employees of the Company receive no additional compensation for service as Directors.

Conflicts of Interest:    Subject to any applicable law or regulation to the contrary, a Director or Officer (i) may be a party to or otherwise interested in any contract, transaction or other arrangement with the Company, or in which the Company is otherwise interested, and (ii) may be a director or other officer of, or employed by, or a party to any contract, transaction or other arrangement with, or otherwise interested in, any company or other person promoted by the Company or in which the Company is interested, subject to declaring this interest to the Board and the approval and/or authorization of a majority of the disinterested Directors of such contract, transaction or other arrangement. Subject to any applicable law or regulation to the contrary, it shall be a sufficient declaration of interest in relation to any contract, transaction or arrangement if the Director or Officer shall declare the nature of the Director's or Officer's interest at the first opportunity either (1) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or Officer knows this interest then exists, or in any other case, at the first meeting of the Board after becoming aware that he or she is or has become or will be so interested or (2) by providing a

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  general notice to each of the Directors declaring that he or she is an officer of or has a material interest in a person that is a party to a material contract or proposed material contract with the Company and is to be regarded as interested in any transaction or arrangement made with that company or person.

So long as, when it is necessary, a Director or Officer declares the nature of his or her interest in accordance with Section 28 of these Organizational Regulations and a majority of the disinterested Directors approves and/or authorizes the contract, transaction or arrangement, a Director or Officer shall not by reason of his or her office be accountable to the Company for any benefit the Director or Officer derives from any office or employment to which the Organizational Regulations allow him or her to be appointed or from any transaction or arrangement in which the Organizational Regulations allow the Director or Officer to be interested, and no such contract, transaction or arrangement shall be void or voidable on the ground of any such interest or benefit.

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Upon declaring their interest, interested Directors may be counted in determining the presence of a quorum and, subject to these Organizational Regulations, may vote at a meeting of the Board or of a Committee thereof which considered or authorized the contract, transaction or arrangement.

D    OFFICERS

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Delegation of Authority:    The Board may by power of attorney or otherwise appoint any person, whether nominated directly or indirectly by the Board, to be the attorney or agent of the Company and may delegate to such person any of the Board's powers, authorities and discretions (with power to sub-delegate) for such period and subject to such conditions as it may think fit, except that the Board cannot delegate its non-transferable powers and duties as set forth in Section 7. The Board may revoke or vary any such appointment or delegation, but no person dealing in good faith and without notice of such revocation or variation shall be affected by any such revocation or variation. Any such power of attorney or other document may contain such provisions for the protection and convenience of persons dealing with any such attorney or agent as the Board may think fit.

32
Officers Designated:    The Board may entrust to and confer upon any Officer any of its powers, authorities and discretions (with power to sub-delegate) on such terms and conditions with such restrictions as it thinks fit and either collaterally with, or to the exclusion of, its own powers and may from time to time revoke or vary all or any of such powers, but no person dealing in good faith and without notice of such revocation or variation shall be affected by any revocation or variation. Only the Board shall have the power to appoint Officers, which shall include a CEO, a President, one or more Vice Presidents, a Secretary, a Treasurer, a Controller, one or more Assistant Treasurers and Assistant Secretaries and such other officers, agents and employees as it may deem expedient. Subject to the exercise of such power of appointment and subject always to the control of the Board, such Officers shall have such powers and shall perform such duties as are set out under Sections 33 to 41 inclusive.

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CEO:    One of the Officers shall be appointed CEO of the Company by the Board. The CEO shall have such powers and perform such duties as may be conferred upon him or her by the Board. In the Deputy Chairman's absence, the CEO shall preside at all meetings of the Board if the CEO is a Director.

34
President:    The President shall be appointed by the Directors and shall have such powers and perform such duties as the Board may assign.

35
Vice Presidents:    Each Vice President shall have such powers and perform such duties as may be conferred upon him or her by the Board or determined by the CEO.

Treasurer:    The Treasurer shall have the oversight and control of the funds of the Company and shall have the power and authority to make and endorse notes, drafts and checks and other

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  obligations necessary for the transaction of the business of the Company except as otherwise provided in these Organizational Regulations.

Controller:    The Controller shall have the oversight and control of the accounting records of the Company and shall prepare such accounting reports and recommendations as shall be appropriate for the operation of the Company.

38
Secretary:    It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of the Company, and of its Committees, and to authenticate records of the Company. The Secretary shall give notice of meetings of the Board and shall perform like duties for the Committees when so required.

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Assistant Treasurers:    The Assistant Treasurers shall have such duties as the Treasurer shall determine.

40
Assistant Secretaries:    The Assistant Secretaries shall have such duties as the Secretary shall determine.

41
Other Officers:    The powers and duties of all other Officers are at all times subject to the control of the Directors, and any other Officer may be removed at any time at the pleasure of the Board.

42
Change in Power and Duties of Officers:    Anything in these Organizational Regulations to the contrary notwithstanding, the Board may, from time to time, increase or reduce the powers and duties of the respective Officers of the Company whether or not the same are set forth in these Organizational Regulations and may permanently or temporarily delegate the duties of any Officer to any other Officer, agent or employee and may generally control the action of the Officers and require performance of all duties imposed upon them.

E    BOARD COMMITTEES

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General:    The Board may, by resolution passed by a majority of the whole Board, designate one or more Committees, each Committee to consist of one or more of the Directors, as designated by the Board. At all meetings of any Committee, a majority of its members (or one member, if the Committee is comprised of only one or two members) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such Committee, unless otherwise specifically provided by law, the Articles of Association or these Organizational Regulations. The Board shall have the power at any time to change the number and members of any such Committee, to fill vacancies and to discharge any such Committee subject to requirements imposed by law and stock exchange listing rules.

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Governing Procedural Rules:    Sections 10 to 12 and 15 to 21 above with respect to procedural matters shall apply also to meetings of Committees, unless different provisions shall be prescribed by the Board. Each Committee shall serve at the pleasure of the Board. It shall keep minutes of its meetings and report the same to the Board when required and shall observe such procedures as are prescribed by the Board. Committee meetings are normally held in conjunction with Board meetings. All Directors are welcome to attend any Committee meeting.

45
Individual Committees:    The standing Committees of the Board shall be the Audit Committee, the Management Development and Compensation Committee, the Nominating, Governance and Compliance Committee and any other Committees designated by the Board. The responsibilities of the Audit Committee, the Management Development and Compensation Committee, and the Nominating, Governance and Compliance Committee are set forth in the charter of each such Committee.

Special Committee:    The Chairman may convene a special committee (a "Special Committee") to review certain material matters being considered by the Board. The Special Committee will report its activities to the Board.

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F    INDEMNIFICATION AND INSURANCE

The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former Directors and Officers of the Company, and their heirs, executors and administrators out of the assets of the Company from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or (ii) serving as Director or Officer of the Company, or (iii) serving at the request of the Company as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person's duties as Director or Officer.

48
Without limiting the foregoing, the Company shall advance to existing and former Directors and Officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. The Company may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the Director or Officer in question has committed an intentional or grossly negligent breach of his statutory duties as a Director or Officer.

49
The Board may authorize the Company to purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section F.

G    GENERAL PROVISIONS

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Signatory Power:    The Directors, Officers and other persons authorized to represent the Company and its subsidiaries shall have single or joint signatory power, as determined to be appropriate by the Board.

51
Returning of Files:    Upon termination of the relationship with the Company all business files must be returned with the exception of documents used by a Director to follow up his or her own actions.

52
Fiscal Year:    The fiscal year of the Company starts on the last Saturday in September and ends on the last Friday in September.

H    FINAL PROVISIONS

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Entering into Force:    These Organizational Regulations shall enter into force on the date of adoption by the Board.

Review and Amendment:    These Organizational Regulations shall be reviewed and if necessary amended on a regular basis by the Board.

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ORGANIZATIONAL REGULATIONS dated as of March 9, 2011 of TE Connectivity Ltd. (TE Connectivity AG) (TE Connectivity SA)
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